Exhibit 99.1

BUSINESS. -	Presentation of Part 1, Item I Business, included in the Company’s Form 10-K for the fiscal year ended September 30, 2005 to reflect the Company’s test business segment as a discontinued operation.

We design, manufacture and market capital equipment and packaging materials as well as service, maintain, repair and upgrade equipment, all used to assemble semiconductor devices. We are currently the world’s leading supplier of semiconductor wire bonding assembly equipment, according to VLSI Research, Inc. Our business is currently divided into two product segments:

•	equipment; and

•	packaging materials.

During the three months ended April 1, 2006, we committed to a plan of disposal and sold our test business in two separate transactions as follows:

1.	On March 3, 2006, we completed the sale of substantially all of the assets and certain of the liabilities of our wafer test business to SV Probe, PTE. Ltd. (“SV Probe”) for initial proceeds of $10.0 million in cash plus the assumption of accounts payable and certain other liabilities, subject to a post-closing working capital adjustment that was settled in the three months ended July 1, 2006. Certain accounts receivable were excluded from the assets sold.

2.	On March 31, 2006, we completed the sale of substantially all of the assets and certain of the liabilities of our package test business to Antares conTech, Inc., an entity formed by Investcorp Technology Ventures II, L.P. and its affiliates (collectively “Investcorp”) for initial proceeds of $17.0 million in cash plus the assumption of accounts payable and certain other liabilities, subject to a post-closing working capital adjustment that was settled in the three months ended July 1, 2006.

We sold the test business to allow management to strengthen our focus on our core businesses – semiconductor assembly equipment and materials – and explore growth opportunities in these markets.

As part of the terms of each sale noted above, the associated China-based assets were not transferred to the buyers on the above referenced closing dates, as neither buyer had a legal entity in China that could accept the transfer of the China-based assets as of the closing date. The closings related solely to the China-based assets are expected to occur by the end of calendar 2006 without additional consideration. In addition, we provided manufacturing and other transition services (invoiced at cost) to SV Probe through September 1, 2006 and are providing these services to Investcorp for a period not expected to exceed eight months from the closing date noted above. Also, as part of the terms of each sale noted above we may be required to adjust the purchase price to reflect certain accounts receivable that are not collected within specified time limits.

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the financial results of the test business have been presented as discontinued operations in our Consolidated Financial Statements. See Exhibit 99.4 “Financial Statements” included herein for further discussion of the divestiture of our test business.

Unless otherwise indicated, amounts provided throughout this Exhibit 99.1 relate to continuing operations only.

Our goal is to be both the technology leader and the lowest cost supplier in each of our major lines of business. We believe we are the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementary packaging materials that actually contact the surface of the customer’s semiconductor devices. We believe that the ability to control all of these assembly related products provides us with a significant competitive advantage, and should allow us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices.

The semiconductor industry has been historically volatile, with periods of rapid growth followed by downturns. In response to recent downturns, we shifted our strategy, focusing on our larger, more established product lines, and divesting or discontinuing smaller or more speculative businesses. Additionally, we continuously seek to further reduce our cost structure by moving operations to lower cost areas, moving away from non-core businesses, and increasing our productivity. We believe the historical volatility of the semiconductor industry—both upward and downward—will persist.

Kulicke and Soffa Industries, Inc. was incorporated in Pennsylvania in 1956. Our principal offices are located at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 and our telephone number is (215) 784-6000. We maintain a website with the address www.kns.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this filing. We make available free of charge (other than an investor’s own Internet access charges) on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports, as soon as reasonably practicable after the material is electronically filed with or otherwise furnished to the Securities and Exchange Commission. Our annual reports on form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are also available on the SEC website at http://www.sec.gov.

Products and Services

We offer a range of wire bonding equipment (and related spare parts), and packaging materials products. Set forth below is a table listing the net revenue from continuing operations for each business segment for our fiscal years ended September 30, 2003, 2004, and 2005:

	(in thousands) Fiscal Year Ended September 30,
	2003	2004	2005
Equipment (1)	$198,447	$361,244	$201,608
Packaging materials (1)	174,606	234,690	273,934

	$373,053	$595,934	$475,542

(1)	In the fourth quarter of fiscal 2003, we sold the assets related to the saw and hard material blade businesses that were part of the equipment segment and packaging materials segment, respectively. Those businesses together had fiscal 2003 net sales of $11.3 million. Fiscal 2003 sales of packaging materials include $135 thousand of sales associated with our substrate business that was closed in fiscal 2002.

Our equipment sales are highly volatile, based on the semiconductor industry’s need for new capability and capacity, whereas packaging materials sales in general tend to be more stable, following the trend of total semiconductor unit production.

See Note 12 to our Consolidated Financial Statements, included in Exhibit 99.4 of this report, for financial results by business segment and sales by geographic location.

Equipment

We manufacture and market a line of wire bonders, which are used to connect very fine wires, typically made of gold, aluminum or copper, between the bond pads of a semiconductor die and the leads on the integrated circuit (IC) package to which the die has been attached. We believe that our wire bonders offer competitive advantages by providing customers with high productivity/throughput and superior package quality/process control. In particular, our machines are capable of performing very fine pitch bonding as well as creating the sophisticated wire loop shapes that are needed in the assembly of advanced semiconductor packages. Our principal products are:

Ball Bonders. Automatic IC ball bonders represent a large majority of our semiconductor equipment business. As part of our competitive strategy, we have been introducing new models of IC ball bonders every 15 to 24 months, with each new model designed to increase both productivity and process capability compared to its predecessor. In 2005, we extended the life of the successful Maxum product line introducing the Maxum Ultra to succeed the Maxum Plus and the Maxum Elite to succeed the Nutek. Each of these machines provides approximately a 10% productivity improvement over its predecessor and offers various other performance improvements.

Specialty Wire Bonders. We also produce other models of wire bonders, targeted at specific market niches, including: the Model 8098, a large area ball bonder designed for wire bonding hybrid, chip on board, and other large area applications; and the Model 8090, a large area wedge bonder. We introduced a new model wafer stud bumper in the fourth quarter of Fiscal 2005, the AT Premier™. The AT Premier™ is targeted for gold-to-gold interconnect in the growing flip chip market. With industry leading speed and technology, the machine lowers the cost of ownership for stud bumping, enabling a wider range of applications than previously served. We also manufacture and market a line of manual wire bonders.

We believe that our industry knowledge and technical experience have positioned us to deliver innovative, customer-specific offerings that reduce the cost of owning our equipment over its useful life. In response to customer trends in outsourcing packaging requirements, we provide repair and maintenance services, a variety of equipment upgrades, machine and component rebuild activities and expanded customer training through our customer operations group.

Packaging Materials

We manufacture and market a range of semiconductor packaging materials and expendable tools for the semiconductor assembly market, including gold, aluminum and copper wire, capillaries, wedges, die collets and saw blades, all of which are used in packaging and assembly processes. Our packaging materials are designed for use on both our own and our competitors’ assembly equipment. A wire bonder uses a capillary or wedge tool and bonding wire much like a sewing machine uses a needle and thread. Our principal products are:

Bonding Wire. We manufacture gold, aluminum and copper wire used in the wire bonding process. This wire is bonded to the chip surface and package substrate by the wire bonder and becomes a permanent part of the customer’s semiconductor package. We produce wire to a wide range of specifications, which can satisfy most wire bonding applications across the spectrum of semiconductor packages.

Expendable Tools. Our expendable tools include a wide variety of capillaries, wedges, die collets and wafer saw blades. The capillaries and wedges attach the wire to the semiconductor chip, allow a precise amount of wire to be fed out to form a permanent wire loop, then attach the wire to the package substrate, and finally cut the wire so that the bonding process can be repeated again. Die collets are used to pick up and place die into packages before the wire bonding process begins. Our hub blades are used to cut silicon wafers into individual semiconductor die.

Customers

Our major customers include large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems. Customers may vary from year-to-year based on their capital investment and operating expense budgets.

The chart below shows our top ten end-use customers, based on net sales, for each of the last three fiscal years:

Fiscal 2003	Fiscal 2004	Fiscal 2005
1. Advanced Semiconductor Engineering *	1. Advanced Semiconductor Engineering*	1. Advanced Semiconductor Engineering*
2. ST Microelectronics	2. ST Microelectronics	2. ST Microelectronics*
3. Amkor Technologies	3. Texas Instruments	3. Siliconware Precision Industries
4 Infineon Technologies	4. Siliconware Precision Ind., LTD	4. Infineon Technologies
5. National Semiconductor	5. National Semiconductor	5. Intel
6. ST Assembly Test	6. STATS ChipPAC	6. STATS ChipPAC
7. Samsung	7. Infineon Technologies	7. Samsung
8. Siliconware Precision Industries	8. Amkor	8. Advanced Micro Devices
9. Philips Semiconductor	9. Advanced Micro Devices	9. National Semiconductor
10. NEC	10. Samsung	10. Amkor Technologies

*	Accounted for more than 10% of total fiscal year net sales.

We believe that developing long-term relationships with our customers is critical to our success. By establishing these relationships with semiconductor manufacturers, semiconductor subcontract assemblers, and vertically integrated manufacturers of electronic systems, we gain insight into our customers’ future IC packaging strategies. This insight assists us in our efforts to develop material, equipment, and process solutions that address our customers’ future assembly requirements.

International Operations

We sell our products to semiconductor manufacturers, semiconductor subcontract assemblers, and vertically integrated manufacturers of electronic systems, which are primarily located in or have operations in the Asia/Pacific region. Approximately 95% of our fiscal 2005 and 2004 net sales, and 93% of our fiscal 2003 net sales were for delivery to customer locations outside of the United States. The majority of these foreign sales were destined for customer locations in the Asia/Pacific region, including Taiwan, Malaysia, Singapore, Korea, Japan, China and the Philippines. We expect sales outside of the United States to continue to represent a majority of our future revenues.

Sales and Customer Support

We believe that providing comprehensive worldwide sales, service, training, and support are important competitive factors in the semiconductor equipment industry, and we manage these functions through our global customer operations group. We rely on a combination of a direct sales force, manufacturers’ representatives and distributors for the sale of our various product lines. In order to support our customers whose semiconductor assembly operations are located primarily outside of the United States, we have sales, service, and support personnel based in China, Hong Kong, Japan, Korea, Malaysia, the Philippines, Singapore, Taiwan, Thailand, and Europe, and applications labs in Singapore, Japan, Israel, and Taiwan. We provide timely customer service and support by positioning our service representatives and spare parts near customer facilities, which provides customers with the ability to place orders locally and to deal with service and support personnel who speak the customer’s language and are familiar with local country practices.

Backlog

At September 30, 2005, we had a backlog of customer orders totaling $91.5 million, compared to $75.0 million at June 30, 2005 and $50.8 million at September 30, 2004. Our backlog consists of customer orders which are scheduled for shipment within 12 months. Virtually all orders are subject to cancellation, deferral or rescheduling by the customer with limited or no penalties. Because of the possibility of customer changes in delivery schedules or cancellations and potential delays in product shipments, our backlog as of any particular date may not be indicative of revenues for any succeeding quarterly period.

Manufacturing

The Company believes excellence in manufacturing can create a competitive advantage, both through lower costs and superior responsiveness. In order to achieve these goals, we manage our manufacturing operations through a single organization and are trending to fewer, larger factories to take advantage of economies of scale and the cost savings available in low labor cost areas.

Equipment. Our equipment manufacturing activities consist primarily of integrating outsourced parts and subassemblies, and testing the finished product to customer specifications. During fiscal 2005, most of our equipment manufacturing took place in Singapore, with a small number of machines built in Willow Grove, Pennsylvania. We believe the outsourcing model enables us to minimize our fixed costs and capital expenditures and focus on product differentiation through technology innovations in system design and manufacturing quality control. Just-in-time inventory management has reduced our manufacturing cycle times and reduced our on-hand inventory requirements. We have received ISO 9001 and ISO 14001 certifications for our equipment manufacturing facility in Singapore.

Packaging Materials. We manufacture expendable tools at facilities in Yokneam, Israel and Suzhou, China, and bonding wire at facilities in Singapore and Thalwil, Switzerland. We manufacture blades for wafer sawing in Suzhou, China and manufactured the blades in Santa Clara, California through December, 2005. Our bonding wire facility in Switzerland has received ISO 9001 certification; our bonding wire facility in Singapore has received QS9000 and ISO 14001 certifications; our blade facility in California has received ISO 9002 certification; our bonding tools facility in Yokneam, Israel has received ISO 9001 and ISO 14001 certifications; and our bonding tools facility in Suzhou, China has received ISO 9001 and ISO 14001 certifications.

Research and Product Development

Many of our customers generate technology roadmaps describing the future manufacturing capability requirements needed to support their product development plans. Our research and product development activities are organized so that our products anticipate our customers’ requirements. This can happen either through continuous improvement of our existing products, including upgrades for products already installed in customers’ facilities, or through the creation of next-generation products. Examples of our continuous improvement strategy include the Maxum Elite and Maxum Ultra wire bonders – both improvements of the Maxum product line and our DuraCap line of bonding tools. Major next-generation development programs are underway for our wire bonders. Whether we proceed via continuous improvement, or via next-generation technology development, our goal is technology leadership in each of our major product lines.

Our net expenditures for research and development totaled approximately $28.5 million, $28.4 million, and $33.3 million during our fiscal years ended September 30, 2005, 2004 and 2003, respectively.

Competition

The market for semiconductor equipment and packaging materials products is intensely competitive. Significant competitive factors in the semiconductor equipment market include price, as well as speed/throughput, production yield, process control, and customer support, each of which contribute to lower the overall cost per package being manufactured. Our major equipment competitors include:

•	Wire bonders: ASM Pacific Technology and Shinkawa

Significant competitive factors in the semiconductor packaging materials industry include performance, price, delivery, product life, and quality. Our significant packaging materials’ competitors include:

•	Bonding tools: Gaiser Tool Co., Small Precision Tools, Inc. and PECO

•	Saw blades: Disco Corporation

•	Bonding wire: Tanaka Electronic Industries, Sumitomo Metal Mining, Heraeus, and Nippon Metal.

In each of the markets we serve, we face competition and the threat of competition from established competitors and potential new entrants, some of which have greater financial, engineering, manufacturing, and marketing resources than we have. Some of our competitors are Asian and European companies that have had and may continue to have an advantage over us in supplying products to local customers because many of these customers appear to prefer to purchase from local suppliers, without regard to other considerations.

Intellectual Property

Where circumstances warrant, we seek to obtain patents on inventions governing new products and processes developed as part of our ongoing research, engineering, and manufacturing activities. We currently hold a number of United States patents, some of which have foreign counterparts. We believe that the duration of our patents generally exceeds the life cycles of the technologies disclosed and claimed in the patents. We believe that our portfolio of patents will have more value in the future but that our success will depend primarily on our engineering, manufacturing, marketing, and service skills.

In addition, we believe that much of our important technology resides in our trade secrets and proprietary software. As long as we rely on trade secrets and unpatented knowledge, including software, to maintain our competitive position, we cannot assure you that competitors may not independently develop similar technologies and possibly obtain patents containing claims applicable to our products and processes. Our ability to defend ourselves against these claims may be limited. In addition, although we execute non-disclosure and non-competition agreements with certain of our employees, customers, consultants, selected vendors and others, there is no assurance that such secrecy agreements will not be breached, or that they can be enforced. Additional disclosures regarding these risks, as well as other risk factors facing the Company are included in Exhibit 99.3 “Management’s Discussion and Analysis”, included herein.

Environmental Matters

We are subject to various federal, state, local and foreign laws and regulations governing, among other things, the generation, storage, use, emission, discharge, transportation and disposal of hazardous materials and the health and safety of our employees. In addition, we are subject to environmental laws which may require investigation and cleanup of any contamination at facilities we own or operate or at third party waste disposal sites we use or have used. These laws could impose liability upon us even if we did not know of, or were not responsible for, the contamination.

We have in the past and will in the future incur costs to comply with environmental laws. We are not, however, currently aware of any costs or liabilities relating to environmental matters, including any claims or actions under environmental laws or obligations to perform any cleanups at any of our facilities or any third party waste disposal sites, that we expect to have a material adverse effect on our business, financial condition or operating results. It is possible, however, that material environmental costs or liabilities may arise in the future.

Employees

At September 30, 2005, we had 2,365 permanent employees and 262 temporary and contract workers worldwide. The only employees represented by a labor union are the bonding wire employees in Singapore. Generally, we believe our employee relations to be good. Competition in the recruiting of personnel in the semiconductor and semiconductor equipment industry is intense, particularly with respect to engineering. We believe that our future success will depend in part on our continued ability to hire and retain qualified management, marketing and technical employees.